NEWS RELEASE.

For Immediate Release

Contact: Alison Ziegler, Darrow Associates (201) 220-2678

aziegler@darrowir.com

Aqua Metals Elects Gayle J. Gibson, Former DuPont Executive, as an Independent Director

McCarran, Nevada, January 31, 2019 – Aqua Metals, Inc. (NASDAQ: AQMS), (“Aqua Metals” or the “Company”), which is commercializing its proprietary AquaRefining™ electrochemical lead recycling technology, today announced that its Board has elected Gayle J. Gibson, who has 34 years of engineering and executive experience at DuPont, including leading DuPont Engineering, to become an Independent Director.

“I am delighted that Gayle is joining the Board of Aqua Metals,” said S. Shariq Yosufzai, Chairman of the Board. “Gayle has highly relevant experience from her time with DuPont which includes taking scientific discoveries from the lab through to commercialization, while also supporting manufacturing operations and maximizing the effectiveness of capital assets.”

“I am honored to be elected to the Aqua Metals Board of Directors,” said Gibson. “The company has ground breaking technology and has made great strides over the past several months. With my extensive background in process development and improvement, I intend to support the company in its efforts to continue to commercialize the AquaRefining technology and bring value to shareholders.”

Gibson joined DuPont in 1983 and held a variety of roles through which she implemented best practices and enabled global business revitalization on behalf of multiple, high-performing business units. Her contributions included engineering design, process engineering, research and development, product and process development, manufacturing supervision, market development, business strategy, growth and supply chain improvement.

From 2008-2013, Gibson was chief of staff for the Chair of the Board of Directors and Chief Executive Officer of DuPont. In that role she facilitated processes and engagement among key DuPont operating and leadership teams.

Gibson holds a Bachelor of Science in chemical engineering from Texas A&M University and a Master of Business Administration from the European University. She is a Fellow in the American Institute for Chemical Engineers and a member of Tau Beta Pi and the Society of Women Engineers. Gibson is also a member of the National Academy of Engineering (NAE) committee guiding the implementation of K-12 engineering education. She serves on the Engineering Advisory Council at Texas A&M University.

Gibson replaces Independent Board Director Mark Slade, who is stepping down after four years of service. Yosufzai added, “Mark’s experience as a metal trader has been invaluable to the company and we thank him for his service and contributions.”

“This is the right time to pass my baton to Gayle,” said Mark Slade. “I’m highly confident that Gayle’s experience as both an engineer and a leader will be of great benefit to the company.”

The Company expects Gayle Gibson’s nomination to ratified at this year’s annual shareholders meeting.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented AquaRefiningTM technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity both by building its own AquaRefineries and licensing the AquaRefining technology to partners. This meets growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, Nevada, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward-looking statements in this release include the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations, the strength of the Company’s strategic partnerships, the Company’s ability to transition to a licensing-based business model, and the Company’s ability to obtain non-dilutive forms of financing. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable, (2) the fact that the Company only recently commenced production and has not generated any significant revenue to date, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (3) the risk that the Company may not be able to realize the expected benefits from its strategic partnerships, (4) the risk that the Company may be unable to obtain non-dilutive forms of financing, (5) risks related to Aqua Metals’ ability to raise sufficient capital, in any form, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (6) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (7) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (8) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on November 7, 2018. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

###